                                                                    Exhibit 11.1

            STATEMENTS REGARDING COMPUTATION OF NET LOSS PER SHARE


                                                                          Three Months Ended September 30
                                                                          -------------------------------
                                                                             1996                1995
                                                                           ---------           ---------
Net loss per share was calculated as follows:

    Net loss                                                               $(277,981)          $(136,026)
    Accrued dividends on preferred stock                                     (66,500)
    Net loss attributable to common stockholders                           $(344,481)          $(136,026)
Primary:
    Weighted average common shares outstanding                             3,214,884           3,016,028
    Incremental shares under stock options computed under the
         treasury stock method using the average market price
         of the issuer's common stock during the periods                   3,500,731              11,063
    Incremental shares under convertible preferred stock                   1,907,295
    Weighted average common and common equivalent
         shares outstanding unless antidilutive                            3,214,884           3,016,028

    Net loss per common share                                                (.11)              (.05)

Fully diluted:
    Weighted average common shares outstanding                             3,214,884           3,016,028
    Incremental shares under stock options computed under the
         treasury stock method using the market price of the
         issuer's common stock at the end of the periods if
         higher than the average market price                              3,500,731              11,063
    Incremental shares under convertible preferred stock                   1,907,295
    Weighted average common and common equivalent
         shares outstanding unless antidilutive                            3,214,884           3,016,028

    Net loss per common share                                                   (.11)               (.05)